Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2014 SALES & EARNINGS

Eau Claire, Wisconsin (July 25, 2014) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Second quarter 2014 sales declined from second quarter 2013’s levels at each segment. In the case of Housewares/Small Appliances, the cautious ordering noted at year-end and first quarter continued, and sales were down 10.4%. Shipment timing of 40mm ammunition and a decline in cartridge case shipments were the primary reasons for the 13.9% drop in Defense segment sales, while ongoing shifts in the Absorbent Product segment customer base were largely responsible for its 13% comparative top line decrease. Comparative second quarter operating earnings were also down at all segments. Housewares/Small Appliances declined 20.6% largely as a result of the sales reduction referenced above. Defense segment earnings dropped 36.8% in part due to the sales decline, but chiefly from the fact that many of the shipments were from the DSE backlog. As explained in the 2013 Annual Report, a significant portion of the purchase price of the DSE assets was allocated to the order backlog that accompanied the acquisition. As a result, shipments from the DSE backlog during the quarter did not enjoy profitability in keeping with historical levels, as the segment wrote off (and will continue to write off) part of the purchase price with the shipment of product from that backlog. The Absorbent Products segment experienced an operating loss primarily stemming from the reduced volume.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	Three Months Ended
	June 29, 2014	June 30, 2013
Net Sales	$88,312,000	$101,396,000
Net Earnings	$4,171,000	$8,301,000
Net Earnings Per Share	$0.60	$1.20
Weighted Shares Outstanding	6,929,000	6,905,000

	Six Months Ended
	June 29, 2014	June 30, 2013
Net Sales	$174,866,000	$184,586,000
Net Earnings	$8,861,000	$15,155,000
Net Earnings Per Share	$1.28	$2.20
Weighted Shares Outstanding	6,925,000	6,904,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.